ATHENS BANCSHARES CORPORATION REPORTS FINANCIAL RESULTS FOR THE QUARTER ENDED MARCH 31, 2011

Athens, Tennessee – April 29, 2011.  Athens Bancshares Corporation (NASDAQ: AFCB – news) (the “Company”), the holding company for Athens Federal Community Bank (the “Bank”), today announced its results of operations for the three months ended March 31, 2011.  The Company’s net income for the three months ended March 31, 2011, was $514,000 or $0.20 per diluted share, compared to a net loss of ($406,000) or ($0.15) per share for the same period in 2010.  The net loss in 2010 resulted primarily from a $1.1 million contribution to the charitable foundation formed by the Bank in connection with its conversion to stock form organization completed in January 2010.

Net interest income after provision for loan losses increased $380,000 to $2.6 million for the quarter ended March 31, 2011 as compared to $2.2 million for the quarter ended March 31, 2010.  Interest income increased $101,000 when comparing the two periods as the average yield of interest-earning assets increased from 5.60% during the quarter ended March 31, 2010 to 5.61% for the comparable period in 2011.  The average balance of interest-earning assets increased from $253.9 million for the quarter ended March 31, 2010 to $260.7 million for the comparable period in 2011.  Interest expense decreased $280,000 as the average cost of interest-bearing liabilities decreased from 2.16% to 1.61% when comparing the same two periods, which more than offset an increase in the average balance of those liabilities from $213.5 million for the quarter ended March 31, 2010 to $217.8 million for the comparable period in 2011.  The provision for loan losses increased $1,000 from $210,000 for the quarter ended March 31, 2010 to $211,000 for the quarter ended March 31, 2011.

Non-interest income increased $123,000 to $1.1 million for the quarter ended March 31, 2011 as compared to $944,000 for the quarter ended March 31, 2010.  The increase was primarily due to increases in commission income related to customer investment services.

Non-interest expense decreased $1.1 million to $2.8 million for the quarter ended March 31, 2011 compared to $3.9 million for the quarter ended March 31, 2010.  The primary reason for the decrease was the contribution of $1.1 million in stock and cash to the Athens Federal Foundation during the first quarter of 2010.

The income tax expense for the quarter ended March 31, 2011 was $283,000 as compared to an income tax benefit of ($310,000) for the same period in 2010.  The primary reason for the change was the tax benefit received from the contribution to the Athens Federal Foundation.

Total assets as of March 31, 2011 were $283.6 million compared to $278.0 million at December 31, 2010.  At March 31, 2011, the Bank was considered well-capitalized under applicable federal regulatory capital guidelines.

This release may contain forward-looking statements within the meaning of the federal securities laws.  These statements are not historical facts; rather, they are statements based on the Company’s current expectations regarding its business strategies and their intended results and its future performance.  Forward-looking statements are preceded by terms such as “expects”, “believes”, “anticipates”, “intends” and similar expressions.

Forward-looking statements are not guarantees of future performance.  Numerous risks and uncertainties could cause or contribute to the Company’s actual results, performance and achievements to be materially different from those expressed or implied by the forward-looking statements.  Factors that may cause or contribute to these differences include, without limitation, general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; legislative and regulatory changes; and other factors disclosed periodically in the Company’s filings with the Securities and Exchange Commission.

Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this report or made elsewhere from time to time by the Company or on its behalf.  Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

ATHENS BANCHSARES CORPORATION AND SUBSIDIARY CONSOLIDATED FINANCIAL HIGHLIGHTS (Unaudited - Dollars in thousands, except per share amounts)

	THREE MONTHS ENDED
	MARCH 31,
	2011	2010
Operating Data:
Total interest income	$3,657	$3,556
Total interest expense	875	1,155

Net interest income	2,782	2,401
Provision for loan losses	211	210
Net interest income after provision for loan losses	2,571	2,191

Total non-interest income	1,067	944
Total non-interest expense	2,841	3,851

Income (loss) before income taxes	797	(716)
Income tax expense (benefit)	283	(310)

Net income (loss)	$514	$(406)

Net income (loss) per share, basic	$0.20	$(0.15)
Average common shares outstanding, basic	2,545,034	2,777,250
Net income (loss) per share, diluted	$0.20	$(0.15)
Average common shares outstanding, diluted	2,574,899	2,777,250

Performance ratios (annualized for quarterly period):
Return on average assets	0.73%	(0.60%)
Return on average equity	4.13	(3.49)
Interest rate spread	4.00	3.44
Net interest margin	4.27	3.78

	AS OF	AS OF
	MARCH 31, 2011	DECEMBER 31, 2010
FINANCIAL CONDITION DATA:
Total assets	$283,648	$278,015
Gross loans	205,427	203,352
Allowance for loan losses	3,912	3,965
Deposits	220,258	215,687
Securities sold under agreements to repurchase	1,780	795
Total liabilities	233,839	228,437
Stockholders' equity	49,809	49,577

Non-performing assets:
Nonaccrual loans	$1,242	$1,912
Accruing loans past due 90 days	13	127
Foreclosed real estate	1,054	1,087
Other non-performing assets	10	16

Trouble debt restructurings	$5,677	$6,057

Asset quality ratios:
Allowance for loan losses as a percent of total gross loans	1.90%	1.95%
Allowance for loan losses as a percent of non-performing loans	311.71	194.46
Non-performing loans as a percent of total loans	0.61	1.00
Non-performing loans as a percent of total assets	0.44	0.73
Non-performing assets and troubled debt restructurings as a percentage of total assets	2.82	3.31

Regulatory capital ratios (Bank only):
Total capital (to risk-weighted assets)	20.75%	20.78%
Tier 1 capital (to risk-weighted assets)	19.64	19.63
Tier 1 capital (to adjusted total assets)	13.47	13.53

Contact:  Athens Bancshares Corporation
 Jeffrey L. Cunningham
 President and CEO
 423-745-1111